Cerecor Appoints Steven Boyd and Peter Greenleaf to Board of Directors

BALTIMORE – (Marketwired) – May 15, 2017 – Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that Steven Boyd and Peter Greenleaf have joined its Board of Directors.

“We are pleased to welcome Mr. Boyd and Mr. Greenleaf to our Board,” said Dr. Uli Hacksell, President, Chief Executive Officer and Chairman of the Board. “Their combined experiences and leadership qualities will be invaluable to Cerecor as we continue to build a strong CNS company that can deliver innovative medicines for poorly treated diseases.”

“I am excited about joining Cerecor’s Board at this time,” said Mr. Boyd. “I look forward to using my experience to aid Cerecor in becoming a successful biopharmaceutical company”.
“I am grateful for the opportunity to be a member of Cerecor’s Board,” said Mr. Greenleaf. “I hope to contribute my skills to help guide the Company as it moves forward”.
Steven J. Boyd
Mr. Boyd is the Chief Investment Officer of Armistice Capital. He founded Armistice in 2012, which was named “best new hedge fund” by Hedge Funds Review the following year. Prior to Armistice, Mr. Boyd had been an analyst at Senator Investment Group and York Capital. He started his career at McKinsey & Company.
Peter Greenleaf

Mr. Greenleaf currently serves as Chief Executive Officer and is a member of the board of directors of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), positions he has held since March 2014. Prior to joining Sucampo, from June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. Prior to joining Histogenics, from 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of MedImmune Ventures, a wholly owned venture capital fund within the AstraZeneca

Group. He is also a member of the board of directors of the Biotechnology Industry Organization (BIO), where he serves on the Governing Boards of the Emerging Companies and Health Sections.

About Cerecor
Cerecor is a biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. Cerecor has a portfolio of novel clinical and preclinical compounds that we are developing for a variety of indications.

CERC-501 is a potent and selective kappa opioid receptor antagonist being developed as an adjunctive treatment of major depressive disorder (“MDD”). CERC-501 has been observed to have positive activity in animal models of depression, and it has been generally well tolerated in four human clinical trials. Currently, three externally funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress-related smoking relapse and cocaine addiction. One trial is being conducted under the auspices of the National Institute of Mental Health, the second trial is a collaboration between Cerecor and Yale University with funding from the National Institutes of Health and the third trial is being conducted at Rockefeller University Hospital with funding from a private foundation.

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate (“NMDA”) receptor antagonist being developed as an oral, adjunctive treatment for patients with MDD who are failing to achieve an adequate response to their current antidepressant treatment. We believe CERC‑301 has the potential to produce a significant reduction in depression symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B. We believe this mechanism of action may provide rapid and significant antidepressant activity without the adverse side effect profile of non‑selective NMDA receptor antagonists, such as ketamine.

CERC-611 is a potent and selective Transmembrane AMPA Receptor Regulatory Proteins-γ8-dependent α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid receptor antagonist, which we plan to develop as an adjunctive therapy for the treatment of partial-onset seizures with or without secondarily generalized seizures in patients with epilepsy.

Cerecor’s brain penetrant catechol‑O‑methyltransferase inhibitors, including CERC-406, are in preclinical development and may have potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (410) 522-8707.